FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2007

VoIP, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-28985	75-2785941
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 So. Wymore Rd., Suite 3000 Altamonte Springs, Suite 32714
(Address of principal execute offices, including zip code)

(407) 389-3232
(Registrant's telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 16, 2007, VoIP, Inc. (the “Company”) issued and sold $3,462,719 in secured convertible notes (the “Convertible Notes”) to a group of institutional investors, for a net purchase price of $2,770,175 (after a 20% original issue discount) in a private placement. $900,000 of the proceeds (before closing costs of $67,512) were paid in cash to the Company at closing, and $1,870,175 of the proceeds were used to repay fourteen outstanding promissory notes (including related accrued interest and a 10% premium on the promissory notes’ total principal of $1,666,667) held by five of the investors in the private placement. The investors also received five-year warrants to purchase a total of 19,237,328 shares of the Company’s common stock at an exercise price of $0.30 per share (the “Class D Warrants”). The convertible note shares and underlying warrant shares are not registered.

The Convertible Notes are secured by a subordinated lien on the Company’s assets, are not interest bearing, and are due on February 16, 2008. The note holders may at their election convert all or part of the Convertible Notes into shares of the Company’s common stock at the conversion rate of $0.18 per share, subject to adjustment as provided in the notes. The investors also received “favored nations” rights such that for future securities offerings by the Company at a price per share less than the above conversion rate or warrant exercise price, the investors’ conversion rate and warrant exercise price would be adjusted to the lower offering price.

Pursuant to the Subscription Agreement, two of the investors are to receive due diligence fees totaling $346,272, in the form of convertible notes (“Due Diligence Notes”) having the same terms and conversion features as the Convertible Notes.

Also pursuant to the Subscription Agreement, the Company agreed to issue a total of 4,000,000 common shares to the former holders of the above-referenced promissory notes, in lieu of and in payment for accrued damages associated with these promissory notes. Said common share issuance is required no later than April 15, 2007, which in turn requires shareholder approval of increased authorized common shares.

Also pursuant to the Subscription Agreement, the Company must obtain the authorization and reservation of its common stock on behalf of the investors of not less than 200% of the common shares issuable upon the conversion of the Convertible Notes and Due Diligence Notes, and 100% of the common shares issuable upon the exercise of the warrants by April 15, 2007. Failing this authorization and reservation (the authorization of which requires approval by the Company’s shareholders), the holders of the Convertible Notes and Due Diligence Notes will be entitled to liquidated damages that will accrue at the rate of two percent of the amount of the purchase price of the outstanding Convertible Notes and Due Diligence Notes for each thirty days or pro rata portion thereof during such default.

As previously disclosed, on February 1, 2007 Cedar Boulevard Lease Funding LLC (“Cedar”) assigned its rights under a subordinated loan and security agreement, as amended (the “Loan Agreement”), including the note payable (the “Note”) with a current principal balance of $1,917,581 and the related security interest, to a group of institutional investors. Also on February 1, 2007 the Note’s terms were amended to allow conversion of any unpaid principal balance into the Company’s restricted common stock at $0.26 per share, subject to sufficient increased authorized common shares being approved by the Company’s shareholders. In conjunction with the Company’s financing above, on February 16, 2006 the Note’s common stock conversion rate was reduced to $0.18 per share. The Company has also not made scheduled payments of $1,120,000 under the Loan Agreement. However, the Note holders have not demanded payment or declared the Note in default.

A number of the Company's other existing financing agreements also contain “favored nations” pricing provisions. As such, their applicable common stock conversion rates and warrant exercise prices were effectively reduced to $0.18 per share as a result of the February 16, 2007 transactions described above. The Company incorporates by reference its prior 8-K filings and Schedule 14A proxy concerning the price ratchet effect on the derivative securities previously issued that have “favored nations” provisions. The issuance of the common stock is subject to the Company’s obtaining shareholder approval to authorize the increase of the number of its authorized shares of common stock to enable the Company to issue the shares of common stock upon conversion and exercise by the holders.

We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

See Item 1.01 above.

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BLANCE SHEET ARRANGEMENT

See Item 1.01 above.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

See Item 1.01 above.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1 - Form of Subscription Agreement dated February 16, 2007
10.2 - Form of Convertible Note dated February 16, 2007
10.3 - Form of Class D Common Stock Purchase Warrant dated February 16, 2007
10.4 - Form of Cedar Reallocation and Assignment Agreement dated February 16, 2007
10.5 - Form of Reallocation and Assignment Agreement dated February 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2007	VoIP, INC. (Registrant)

	By:	/s/ Robert Staats
Robert Staats Chief Accounting Officer

EXHIBIT INDEX

Exhibit #

10.1 - Form of Subscription Agreement dated February 16, 2007
10.2 - Form of Convertible Note dated February 16, 2007
10.3 - Form of Class D Common Stock Purchase Warrant dated February 16, 2007
10.4 - Form of Cedar Reallocation and Assignment Agreement dated February 16, 2007
10.5 - Form of Reallocation and Assignment Agreement dated February 16, 2007